Dated March 11, 2011

THE UROLOGY COMPANY LIMITED
and
COLUMBIA LABORATORIES (BERMUDA), LTD.

______________________________________
LICENSE AND SUPPLY AGREEMENT
____________________________________

LICENSE AND SUPPLY AGREEMENT, dated as of March 11, 2011, between THE UROLOGY COMPANY LIMITED a company incorporated in England, with its registered office at 4th Floor, 233 High Holborn, London WC1V 7DN (“Urology Company”) and COLUMBIA LABORATORIES (BERMUDA), LTD., a Bermuda corporation, having its office at Canon's Court, 22 Victoria Street, PO Box HM 1179, Hamilton, HM EX Bermuda ("Columbia”)

RECITALS:

A.
Columbia and its Affiliates (as hereafter defined) are engaged in, among other things, the research, development, manufacture, marketing, distribution and sale of drug products in Europe, the United States, and throughout the world.

B.	Urology Company is engaged in, among other things, the marketing, distribution and sale of drug products in the Territory (as hereafter defined).

C.	Columbia is the owner of certain Patent Rights and Trademarks (as hereafter defined) relating to the Product (as hereafter defined).

D.
Columbia is willing to grant to Urology Company a license in the Territory to certain Patent Rights, to transfer to Urology Company the Trademarks, and, as provided herein, to supply Urology Company with its requirements of Product for this purpose and Urology Company desires to acquire such license, the Trademarks, and to buy such Product upon and subject to the terms and conditions set forth hereunder.

E.
Columbia UK (as hereafter defined) is the holder of the Marketing Authorizations (as hereafter defined) in the Territory. Columbia UK wishes to transfer such Marketing Authorizations to Urology Company, and Urology Company wishes to receive and maintain such Marketing Authorizations in the Territory, as well as file for additional marketing authorizations elsewhere in the Territory through the mutual recognition process.

F.
Columbia is a party to the Mipharm Agreement (as hereafter defined). Columbia and Urology Company desire either (i) that Columbia assign the Mipharm Agreement with respect to the Territory to Urology Company and Urology Company desires to accept such assignment on commercially reasonable terms, or (ii) that Urology Company and Mipharm or a third party enter into a supply agreement with the simultaneous termination of the Mipharm Agreement in the Territory, in each case to permit Urology Company to determine the supply of the product.

NOW THEREFORE, the Parties hereto agree as follows:

1.	DEFINITIONS

1.1    As used in this Agreement, the following definitions (in addition to other definitions set forth in this Agreement) shall apply:

1.1.1
Affiliate” shall mean any entity controlling, controlled by or under the common control of Columbia or Urology Company, as the case may be. For the purpose of this Agreement, “control” shall mean the direct or indirect ownership of more than (50%) percent of the outstanding shares or other voting rights of the subject entity or possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such entity;

1.1.2	“Agreement” shall mean this license and supply agreement (which expression shall be deemed to include the Recitals and Exhibits hereto);

1.1.3
“Applicable Laws” means all applicable laws, rules, regulations, directives and guidelines (including any amendments, extensions or replacements thereto) (i) in the Territory that apply to the Commercialization of the Product in the Territory; and (ii) in or outside the Territory that apply to the performance of either Party's obligations or covenants under this Agreement;

1.1.4	“Business Days” shall mean 9.30 am to 5.30 pm local time on a day other than a Saturday, Sunday, or public holiday in the UK (or any part thereof) or New York, New York, USA;

1.1.5	“cGMP” shall mean manufacture in accordance with:

(a)	EC Directive 2003/94/EC as may be amended from time to time;

(b)	the current guide to good manufacturing practice for medicinal products as published by the European Commission from time to time during the Term; and

(c)	the equivalent law or regulation in the Territory;

1.1.6
“Certificate of Analysis” shall mean a document of that name as described in detail in the current guide to good manufacturing practice for medicinal products as published by the European Commission from time to time during the Term;

1.1.7
“Columbia Patent Rights” means all Patent Rights owned by or licensed to Columbia or its Affiliates containing claims reciting or covering Product including but not limited to the patents set out in Exhibit A;

1.1.8	“Columbia UK” means a company registered in England and Wales under company number 02425939 with the name Columbia Laboratories (UK) Limited;

1.1.9	“Effective Date” means the date first written above;

1.1.10
“Commercialization”, “Commercializing”, or “Commercialize” shall mean all activities in the Territory relating to the import, export, promotion, marketing, detail, distribution, storage, handling, offering for sale and sale of the Product;

1.1.11
“Distributor” means an independent third party to whom Urology Company or its Affiliate grants exclusive sublicense, distribution or marketing rights, or otherwise collaborates or partners on an exclusive basis, even as to Urology Company, to Commercialize the Product in any country in the Territory.

1.1.12
“First Commercial Sale” means the first invoiced commercial sale by Urology Company, its Affiliates, agents or sublicensees in any country in the Territory after grant of Regulatory Approval and pricing approval (if required) for Product in such country;

1.1.13
“Force Majeure” means in relation to either Party, any event or circumstance which is beyond the reasonable control of that Party and without the fault or negligence of that Party so affected which results in or causes the failure of that Party to perform any or all of its obligations under this Agreement, including, without limitation, inevitable accidents, perils of navigation, floods, fire, storms, drought, or other weather-related conditions, earthquakes, asteroid or meteor activity, explosion, hostilities, sabotage, act of vandalism, war (whether declared or undeclared), civil disturbances, order or act of any government, whether de jure or de facto or any official purporting to act under authority of any such government, illegality arising from domestic or foreign laws or regulations, insurrections, quarantine or custom restrictions, damage in factories or warehouses, strikes, lockouts, other labor difficulty or other disturbance at the Parties or the suppliers of Product, raw materials and/or excipients, energy or other supplies, breakdown of machinery or instruments or acts of God or other similar events beyond the reasonable control of the Party so affected resulting in hindrance of the performance by either Party of its obligations hereunder;

1.1.14
“Governmental Authority” shall mean all governmental and regulatory bodies, agencies, departments or entities that regulate, direct or control commercial and other related activities in the Territory or any country or countries with jurisdiction over the Product;

1.1.15
“Gross Profit” shall mean the gross amount received by Urology Company or its Affiliates for sale of Product to a Distributor less direct costs to Urology Company or its Affiliates for raw materials costs, conversion costs (direct labour), laboratory testing, quality control, freight, packaging, manufacturing variances, depreciation and manufacturing management/overheads.

1.1.16
“Label”, “Labelled” or “Labelling” shall mean all labels and other written, printed or graphic matter upon (i) the Product or any container or wrapper utilized with the Product, or (ii) any written material accompanying the Product, including, without limitation, package inserts and patient information leaflet;

1.1.17
“Marketing Authorisations” or “MA” means MA Number 20847/0001 relating to the United Kingdom, and MA Numbers 037082017/M and 037082029/M relating to Italy, as the same may be varied or renewed from time to time during the Term of this Agreement;

1.1.18	“Net Sales” with respect to Product shall mean the gross amount received by Urology Company or its Affiliates for sale of Product to unrelated third parties, except Distributors, less:

(a)	quantity, trade and/or cash discounts or rebates actually granted;

(b)
amounts repaid or credited and allowances including cash, credit or free goods allowances, given by reason of chargebacks, retroactive price reductions or billing errors and rebates (including government-mandated rebates), actually allowed or paid;

(c)	amounts refunded or credited for Product which was rejected, spoiled, damaged, outdated or returned;

(d)	freight, shipment and insurance costs incurred transporting Product to a third party purchaser;

(e)	taxes, tariffs, customs duties and surcharges and other governmental charges incurred in connection with the sale, exportation or importation of Product and;
Subject to the foregoing provisions if there are any other issues surrounding the calculation of Net Sales these shall to the extent possible be determined in accordance with IFRS or its successor.
The transfer of Product by Urology Company or one of its Affiliates to another Affiliate shall not be considered a sale. In such cases Net Sales shall be determined based on the invoiced sale price by the Affiliate to the first third party trade purchasers, except Distributors, less the deduction allowed under this Clause.
Upon the sale or other disposal of Product other than in a bona fide arm's length transaction exclusively for money or upon any use of Product for the purposes which do not result in a disposal of that Product in consideration of sales revenue customary in the country of sale (including, without limitation, the sale of the Product as a “loss leader” or in conjunction with the sale of another product in the transaction commonly known as “bundling”), such sale, other disposal or use shall be deemed to constitute a sale at the relevant open market price in that country in which the sale, other disposal or use occurs, or, if that price is not ascertainable, a reasonable price assessed on an arm's length basis or the goods or services provided in exchange of the supply. Disposal of Product for, or use of Product, in clinical or pre-clinical trials or as free samples to be in quantities common in the industry for this sort of Product shall not give rise to any deemed sale under this Clause;

1.1.19	“Parties” shall mean Columbia and Urology Company and “Party” shall mean either Columbia or Urology Company;

1.1.20
“Package”, “Packaged” and “Packaging” shall mean all primary and secondary packaging components, including, without limitation, cartons, partitions, shippers, or any other like matter used in packaging the Product;

1.1.21
“Patent Rights” shall mean patents, author certificates, inventor certificates, utility certificates, improvement patents and models and certificates of addition and all foreign counterparts of them, including, without limitation, any divisional applications and patents, refilings, renewals, continuations, continuations-in-part, patents of addition, extensions, (including, but not limited to, patent term extensions), reissues, substitutions, confirmations, registrations, revalidations, pipeline and administrative protections and additions, and any equivalents of the foregoing in the Territory or to any of them, as well as any supplementary protection certificates and equivalent protection rights in respect of any of them;

1.1.22
“Product” shall mean the testosterone buccal bioadhesive product for men that contains 30 mg testosterone in final Packaged and Labelled form ready for ultimate commercial sale or use as described in the MA as the same may be varied from time to time;

1.1.23
“Qualified Person” means a person qualified in accordance with Article 49 or 50 of EU Directive 2001/83, as amended by EU Directive 2004/27, who is responsible under Applicable Law in all or any part of the Territory for ensuring compliance with such Applicable Law and for carrying out certain specified actions required by such Applicable Law;

1.1.24
“Regulatory Application” shall mean a regulatory application or other application (including any supplements or amendments thereto) required to be filed or filed with a Governmental Authority in a country in connection with the marketing and sale of the Product in such country;

1.1.25
“Regulatory Approval” shall mean any and all consents or other authorisations or approvals required from a Governmental Authority to market and sell Product in the Territory, but excluding any form of pricing or reimbursement approval;

1.1.26	“SmPC” shall mean the summary of product characteristics containing the information set out in Article 11 of EU Directive 2001/83, as amended by EU Directive 2004/27;

1.1.27	“Specifications” shall mean the specifications for Product set forth in the MA in the Territory;

1.1.28	“Technical Agreement” shall mean the agreement to be made between the Parties as specified in Clause 8.4;

1.1.29
“Technical Documents” shall mean the MA and any variations and/ or renewals thereof, and the Specifications, the SmPC, the Patient Information Leaflet, packaging inserts and labels, and any other technical documents relating to the Product provided to Urology Company by Columbia pursuant to this Agreement;

1.1.30
“Territory” shall mean Albania, Austria, Belgium, Bulgaria, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Latvia, Liechtenstein, Lithuania, Luxembourg, Macedonia, Malta, Monaco, Netherlands, Norway, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, Switzerland, and United Kingdom, subject to removal from this definition on a country by country basis pursuant to Clause 5.5;

1.1.31
“Trademarks” shall mean the mark "STRIANT SR" under European Community Registration Number 003595857 and United Kingdom Trademark Number E3595857; and the mark “STRIANT” under European Community Registration Number 003065679, Liechtenstein Registration Number 12806, Monaco Registration Number 03-23508, and Norway Registration Number 221649.

1.2    Further Definitions.
In addition to the definitions set forth under Clause 1.1 above, the following definitions have the meanings in the Clauses corresponding thereto, as set forth below:
Definition                        Clause
Mipharm Agreement                    2.2
FCPA                            5.9
Cost of Goods                        6.1
Purchase Order                    7.1
Recall Costs                        8.3
Urology Company Indemnified Party            9.3
Columbia Indemnified Party                9.4
Term                            11

Insolvency Event                    12.1.5

2.    LICENSE/APPOINTMENT

41
Columbia hereby grants to Urology Company for the Term an exclusive license for and in the Territory to and under the Columbia Patent Rights (and to and under the copyright in the Technical Documents to use and copy, and have used and copied, the Technical Documents) to, use, import, have imported, manufacture, have manufactured, market, distribute and sell or have marketed, distributed and sold the Product. Urology Company shall only have the right to sub-license any such rights with Columbia's prior written approval (which approval may not be unreasonably withheld or delayed).

42
Urology Company acknowledges that Columbia has granted to MiPharm S.p.A. a non-exclusive license under the Columbia Patent Rights for the sole purpose of manufacturing the Product in accordance with an agreement made between Columbia and MiPharm dated 7 May 2002 (“MiPharm Agreement”). Columbia agrees during the term of this Agreement not to extend the scope of the grant of license rights under the Columbia Patent Rights granted in the Territory to MiPharm beyond the manufacturing rights set out in the MiPharm Agreement. As far as practicable, subject to Applicable Laws and Urology Company obtaining any variations to the MA that may be necessary, the Packaging for Product manufactured by Mipharm will be marked with “Manufactured by Mipharm S.p.A., Milan, Italy” and all relevant patent numbers in the Territory, as may be required by local patent law or practice.

43
Columbia undertakes and agrees that during the Term it will not, and will procure that its Affiliates do not, appoint any other licensee, distributor, reseller or other person to market, distribute and sell the Product in the Territory nor will it, and it will procure that its Affiliates do not, directly supply for their own account the Product to distributors, resellers or users located within the Territory.

44
Urology Company shall exercise its rights conferred under this Clause 2 as principal and it shall not sell or otherwise dispose of Product on behalf of, or in the name of Columbia or any of its Affiliates.

45
Urology Company shall not claim any agency or other relationship that indicates any authority to bind Columbia or its Affiliates contractually or incur liabilities on behalf of Columbia or its Affiliates.

46
Columbia hereby assigns to Urology Company any and all copyright, database rights or other rights in data, know how and other intellectual property (but for the avoidance of doubt excluding the Columbia Patent Rights) which subsist in or relate to the MA in any country of the Territory.

47	Columbia shall at its own cost and expense be solely responsible for the maintenance of the

Columbia Patent Rights in the Territory. Columbia shall not abandon any of the Columbia Patent Rights or allow any of the Columbia Patent Rights to lapse or fail to renew any of the Columbia Patent Rights in the Territory without Urology Company's prior written approval (which approval may not be unreasonably withheld or delayed). For the avoidance of doubt, Columbia may in its sole discretion abandon pending patent applications in the Territory, provided, however, that Columbia will give Urology Company 60 days prior notice and Urology Company shall have the right to prosecute the patent application in the name of Columbia and for its account. If Columbia abandons a patent application after the Effective Date, Urology Company shall have no obligation to pay royalties on Net Sales or share Gross Profit for sales of Product in that country.

48	Urology Company shall promptly notify Columbia in writing if it becomes aware of any infringement or unauthorized use by a third party of the Columbia Patent Rights in the Territory.

49
In the event of an infringement of the Columbia Patent Rights by a third party in the Territory, Columbia shall have first right to bring any action or proceedings, and shall have sole control of the conduct of any such proceedings, including without limitation, the right to settle them, provided that Columbia shall inform Urology Company of any action which it proposes to take against infringers in the Territory and keep Urology Company regularly informed regarding progress with such action and provided also that any such settlement does not adversely affect Urology Company's rights and interests within the Territory. If Columbia fails to institute an action or proceeding in relation to an infringement in the Territory within sixty (60) days after such infringement first coming to its attention Urology Company shall have the right to do so.

410
If during the Term, either Party receives any notice, claim or proceedings from any third party alleging infringement of that third party's Patent Rights by reason of any Party's activities in relation to this Agreement, then the Party receiving that notice shall forthwith notify the other Party of the notice, claim or proceeding; and the Parties shall consult with each other as to whether they consider the third party intellectual property infringed. If the Parties agree that a claim of infringement is best resolved by acquiring a license to the third party intellectual property and the Parties can obtain a license upon terms acceptable to each Party in its sole discretion, at that time the Parties shall agree on any fees and royalties that are necessary to obtain and maintain such a license which shall be shared between the Parties in proportions which are agreed between them in good faith.

3.    Trademarks

3.1
Promptly following the Effective Date, Columbia shall transfer to Urology Company all rights to, and interests in, the Trademarks and related goodwill at Urology Company's sole cost and expense. Urology Company shall pay Columbia's expenses related to such transfer within 30 days of any invoice for such expense.
4.    COLUMBIA OBLIGATIONS

4.1	Upon and subject to the terms and conditions of this Agreement, Columbia hereby agrees:

4.1.1	promptly following the Effective Date to supply to Urology Company the MAs, the Specifications, and the SmPC and Patient Information Leaflet for the Product;

4.1.2
to manufacture or have manufactured and to supply to Urology Company such amounts of the Product for Urology Company's Commercialization of the Product in the Territory, as Urology Company may order from time to time on terms and otherwise in accordance with Clause 7 below and to manufacture or have manufactured and supply the Product in the manner specified in the MAs and in accordance with cGMP, the Specifications and the Technical Agreement, and all Applicable Laws;

4.1.3
to ensure that Product is handled and stored by it in accordance with all Applicable Laws and to ensure that it creates and retains manufacturing, analytical and distribution records, testing and releasing materials, undertakes production and quality controls, including, but not limited to, in‑process controls and all necessary stability studies, and analysis relating to the Product all in accordance with the Specification and cGMP;

4.1.4
to have in place a Qualified Person, which Qualified Person shall be responsible for batch release of Product and to supply Product which has been released for sale in the Territory by a Qualified Person in accordance with Applicable Laws;

4.1.5
to put in place and maintain a technical agreement with each of its contract manufacturers from time to time as required by Applicable Laws (and on request provide a copy of any or all such technical agreements to Urology Company if required to enable Urology Company to comply with Applicable Laws);

4.1.6
to procure that Urology Company, or its duly appointed agent, shall have the right to inspect, at Urology Company's sole expense, the premises of Columbia or Columbia's contract manufacturer(s) where the Product is manufactured, Packaged or Labelled, which inspections may take place no more often than once per year upon advance notice at any reasonable time;

4.1.7
to notify Urology Company promptly of any proposed inspections by any Governmental Authority (either in the Territory or outside of the Territory) of the facilities at which Product is manufactured and procure that Urology Company has a right to attend on such occasions if the inspection is by a Governmental Authority in the Territory and in any event Columbia shall inform Urology Company of the outcome;

4.1.8	to keep Urology Company informed in a timely manner of any information brought to

Columbia's attention which in Columbia's reasonable judgment could lead to a variation of the MAs, SmPC, Packaging or Labelling (subject to Urology Company's responsibility for pharmacovigilance pursuant to Clause 8.2);

4.1.9
to comply with all obligations and duties as the holder of the Marketing Authorisations under Applicable Laws and to liaise with any Governmental Authority in relation to the MAs including but not limited to answering any questions or issues raised by any Governmental Authority relating to the Product or the MAs.

4.1.10
to provide Urology Company with reasonable assistance (and if required copy technical documents) in relation to any questions or issues received by Urology Company from any Governmental Authority relating to Product or the Regulatory Approvals;

4.1.11
to supply the Product in Packaging as required by Urology Company which incorporates all information (including, but not limited to, the patient information leaflet) that may be required by the MAs, any Governmental Authority or any Applicable Law from time to time;

4.1.12	to retain and archive all documentation relating to the Product including, in particular but not limited to, documentation relating to regulatory matters and to clinical trials of Product; and

4.1.13
to investigate promptly and report to Urology Company all significant customer complaints or reports of incidents relating to the Product affecting quality of which it has knowledge and co-operate with Urology Company in the handling of such complaints and in accordance with Clause 8.1 and to provide a copy of each investigation report under this Clause 4.1.13 to Urology Company.

4.2
At Urology Company's sole cost and expense, Columbia shall provide Urology Company with reasonable assistance to enable Urology Company to transfer the Marketing Authorizations from Columbia to the Urology Company, pursuant to Urology Company's obligation under Clause 5.3.

5.	UROLOGY COMPANY OBLIGATIONS

5.1	Urology Company shall use its reasonable commercial efforts to promote, market and sell the Product, in the Territory. Additionally, Urology Company shall:

5.1.1
following the Effective Date provide Columbia upon request a copy of the MAs, the Specifications, and the SmPC and Patient Information Leaflet for the Product and from time to time during the Term to supply to Columbia upon request copies of any amendments or variations to and/or renewals of the foregoing documents;

5.1.2	use commercially reasonable efforts to maintain the MAs in the Territory and during the Term to apply for and obtain any variations to the MAs, and update the SmPC, the

Patient Information Leaflet and Labelling for the Product as necessary to enable Urology Company to promote, market, distribute and sell the Product in the Territory in accordance with Applicable Laws;

5.1.3
comply at all times with all Applicable Laws pertaining to the Commercialization of the Product, including without limitation, purchase, storage, handling, marketing, promotion, distribution, safety reporting, offering for sale and sale of the Product in the Territory;

5.1.4	either itself or through its agents or Distributors maintain adequate facilities for the efficient Commercialization of the Product throughout the Territory;

5.1.5
either itself or through its agents or Distributors maintain sufficient stocks to meet reasonably foreseeable demand for Product in the Territory as determined in the commercially reasonable opinion of Urology Company;

5.1.6
in dealing with or handling the Product follow commercially reasonable practices, and provide for or have provided the storage of the Product in a manner consistent with the terms of the applicable MAs and Applicable Law;

5.1.7	in marketing and selling the Product:

5.1.7.1	not make any statements, representations, warranties or guarantees concerning the Product that are contrary to the MAs for the Product or Applicable Laws; and

5.1.7.2
avoid any misleading or deceptive marketing practices or any other promotional activities that may harm or otherwise damage Columbia's or its Affiliates' image or reputation, whether within the Territory or outside the Territory;

5.1.8
maintain or have maintained the Product, pending distribution and sale to customers, in a facility that is properly equipped (including, but not limited to, temperature and humidity control) to store pharmaceutical and other sensitive products. Columbia, or its duly appointed agent, shall have the right, at Columbia's cost, to inspect the premises of Urology Company or sub-contractor where the Product is held, stored, and/or distributed, and Urology Company shall permit such inspection or arrange for such inspection no more often than once per year, upon advance notice at any reasonable time, of the methods and procedures used in the distribution, storage and sale of the Product and provide to Columbia all government inspection reports and certificates relating thereto promptly upon Urology Company's or its sub-contractors' receipt thereof;

5.1.9	investigate promptly and report as required by Applicable Laws all significant customer complaints or reports of incidents relating to the Product affecting quality of which it has knowledge;

5.1.10	keep Columbia informed in a timely manner of any information brought to Urology

Company's attention which in Urology Company's reasonable judgment could lead to a variation of the MA, SmPC, Packaging or Labelling.

5.2	Urology Company shall be responsible for all costs and expenses associated with its Commercialization activities.

5.3	Urology Company will, at its sole cost and expense, use all reasonable efforts to transfer the MAs from Columbia to Urology Company within 60 days following the Effective Date.

5.4	Once Urology Company is the MA holder in any country of the Territory:

5.4.1
Urology Company hereby grants to Columbia irrevocable permission to cross refer to any MA when Columbia is making Regulatory Application for Product in any country outside the Territory and upon Columbia's request, Urology Company will, within 30 days of such request, supply Columbia with a copy of the MA;

5.4.2	Urology Company, as the holder of an MA in the Territory shall comply with the content and terms of the MA.

5.5
Urology Company shall use commercially reasonable efforts, at its sole cost and expense, to submit Regulatory Applications relating to marketing approvals (other than the MAs) in Germany, Sweden, Spain, and Netherlands, and, in Urology Company's sole discretion, other countries in the Territory, and to maintain all MAs once granted, provided, however, that any country for which Urology Company does not submit a Regulatory Application on or before January 1, 2013, shall on that date be deleted from the definition of Territory

5.6
Urology Company, at its sole cost and expense, shall be responsible for obtaining all necessary permissions, consents and licences required to Commercialize the Product in the Territory under any Applicable Law, including without limitation, any import approvals, wholesale dealer's licenses and pricing and reimbursement approvals. Columbia agrees to reasonably cooperate with Urology Company in obtaining any such additional necessary authorizations and approvals required to launch the Product in the Territory.

5.7	Urology Company shall be responsible for setting the sales price of Product in the Territory.

5.8	Urology Company shall not:

5.8.1	advertise the Product or canvass or solicit orders for the Product outside the Territory; or

5.8.2	open branches for the sale of the Product outside the Territory; or

5.8.3	maintain distribution depots for the Product outside the Territory.

5.9
Urology Company affirms that it is familiar with the Foreign Corrupt Practices Act of 1977 of the United States of America, as amended by the Foreign Corrupt Practices Act Amendments of 1988 and as may be further amended and supplemented from time to time (“FCPA”). Urology Company warrants, covenants, represents and agrees that, in connection with the performance of this Agreement or with the sale of any Product, neither Urology Company nor any of its principals, employees or agents will perform any act that may constitute a violation of the FCPA or that may cause a violation under the FCPA by Urology Company or Columbia. Urology Company shall certify the accuracy and veracity of the foregoing representation and warranty from time to time in writing, as Columbia shall request.

6.	PRICE, CONSIDERATION, PAYMENT TERMS

6.1
Until such time as the Mipharm Agreement is assigned to the Urology Company or terminated the Urology Company shall purchase from Columbia its requirements for the Product at one-hundred-ten percent (110%) of the Cost of Goods on Exhibit B hereof. The Cost of Goods shall be subject to increase to the extent of any increase in the price of supply of Product to Columbia from Columbia's contract manufacturer. Columbia shall use all commercially reasonable efforts to avoid any increase under its manufacturing agreement with its contract manufacturer and shall promptly notify Urology Company of any proposed increase and consult with Urology Company in relation thereto.

6.2
Urology Company understands and agrees that as long as the MiPharm Agreement is in effect the Cost of Goods is based upon, and requires, purchase of a full batch of approximately 25,000 units for Urology Company pursuant to Clause 7.1.

6.3
Upon Urology Company's written request its accountants may review Columbia's books and records relating to Columbia's cost of obtaining Product, provided, however, that prior to any such review the accountants shall agree in writing that they shall keep all information and data contained in such books and records strictly confidential and shall only use the same for the purpose of confirming the extent of any increase in the price of supply of Product to Columbia.

6.4
Upon shipment of Product to Urology Company, Columbia shall submit invoices therefor to Urology Company. Except where Urology Company has notified Columbia of rejection of the shipment pursuant to Clause 7.5, Urology Company shall pay each invoice in full within thirty (30) days after the date of invoice

6.5
Urology Company shall provide additional consideration to Columbia as outlined in Exhibit B, within thirty (30) days after the end of each calendar quarter, as such consideration relates to royalties on Net Sales or share of Gross Profits, or within thirty (30) days of Urology Company's receipt of any other consideration due Columbia pursuant to Exhibit B.

6.6
Urology Company shall keep and shall procure that its Affiliates, agents, Distributors and subcontractors keep true and accurate records and books of account containing all data necessary for the verification by Columbia of any amounts due to Columbia. Those records and books of account shall be kept for seven (7) years following the end of the year to which they relate. Upon

Columbia's written request, and at its cost, its accountants may review all books and records relating to Urology Company and its Affiliates, agents, Distributors and subcontractors necessary for the verification by Columbia of any amounts due to Columbia, provided, however, that prior to any such review the accountants shall agree in writing that they shall keep all information and data contained in such books and records strictly confidential and shall only use the same for the purpose of verification by Columbia of any amounts due to Columbia. The expenses of such audit shall be paid by Columbia unless the audit conclusively demonstrates that Urology Company has paid Columbia less than ninety-five (95%) percent of the amount determined to be due for a given time period, in which case the expense of the audit shall be paid by Urology Company.

6.7
If either Party fails to make any payment to the other Party hereunder on the due date for payment without prejudice to any other right or remedy available to that Party, that Party expecting payment shall be entitled to charge the other Party interest (both before and after judgement) on the amount unpaid at an annual rate of interest equivalent to the base rate of the Bank of England from time to time or any successor rate thereto plus three per cent (3%) calculated on a daily basis until payment in full is made without prejudice to that Party's right to receive payment on the due date.

7.	ORDERS; DELIVERY AND ACCEPTANCE

7.1
Urology Company shall order Product from Columbia in full batches of approximately 25,000 units, for which Urology Company shall provide Columbia with a Purchase Order at least six months before the requested delivery date, provided, however, that Columbia and Urology Company shall use all commercially reasonable efforts to assign to Urology Company, or terminate, the Mipharm Agreement in the Territory.

7.2
Columbia shall within ten (10) days of the receipt of any Purchase Order from Urology Company give written notice to Urology Company if it cannot fulfill such Purchase Order and the provisions of Clause 12.1 shall apply.

7.3	In the event of a conflict between the terms and conditions of any Purchase Order and this Agreement, the terms and conditions of this Agreement shall prevail.

7.4
All Product supplied under this Agreement shall be delivered Ex Works (INCOTERMS 2000) Columbia's or its contract manufacturing and/or distribution facility in Europe and shall be accompanied by a written Certificate of Analysis signed by the Qualified Person confirming that such quantity of Product meets the Specification. Urology Company shall secure transport and insurance with its own providers at its sole cost and expense. Urology Company shall pay all freight, insurance charges, taxes, import and export duties, inspection fees and other charges applicable to the sale and transport of Product purchased by Urology Company hereunder which amounts shall be separately set forth on Columbia's invoices to Urology Company. Title and risk of loss and damages to Product purchased by Urology Company hereunder shall pass to Urology Company upon receipt of the Product by the carrier designated by Urology Company at Columbia's contract manufacturing and/or distribution facility.

7.5
Following receipt of a shipment of Product from Columbia, Urology Company or its designated agent shall, within thirty (30) days, carry out a visual inspection of such shipment to ensure that Packaging and Labelling of Product has taken place in accordance with the Specification and is accompanied by an associated Certificate of Analysis and if Urology Company determines in its sole discretion that it has not so taken place it shall promptly notify rejection of shipment to Columbia in writing. Subject to the provisions of Clause 7.6, if Urology Company does not notify Columbia of rejection of such shipment within such thirty (30) days, such shipment of Product shall be deemed to have been accepted.

7.6
Notwithstanding the foregoing, Columbia shall remain liable to Urology Company for any latent defect that subsequently is discovered that renders the Product unsaleable, if such defect is due to the failure of the Product to meet Specification and/or cGMP and provided that Urology Company immediately inform Columbia by a notice in writing of such defect and rejection of the relevant shipment not later than ten (10) days from the date of discovery of such latent defect and the provisions of Clauses 7.7 and 7.8 shall apply to any such rejected Product .

7.7
Within ten (10) days of receipt by Columbia of a notice of rejection from Urology Company in accordance with this Clause 7 Columbia shall indicate in writing to Urology Company whether Columbia is issuing a return authorisation or not. In the event that a return authorisation is so issued Urology Company shall return to Columbia at Columbia's expense the quantities of Product in question and Columbia shall replace such quantities as soon as reasonably practicable thereafter. If the payment in respect of such quantities is outstanding, it shall be postponed until such replacement quantities are received and accepted by Urology Company in accordance with this Clause 7.

7.8
After receipt of any rejection notice from Urology Company pursuant to this Clause 7, if Columbia does not issue a return authorisation, Columbia shall analyze any batch of Product rejected by Urology Company for nonconformity with the Specifications within thirty (30) days of receipt of such notice, and present its findings with respect to such Product to Urology Company. If such tests confirm non-conformity with the Specification Columbia shall supply to Urology Company (at Columbia's cost and expense) a conforming batch as soon as reasonably practical in the same quantity as the rejected batch and shall reimburse Urology Company for any out of pocket costs or expenses incurred by Urology Company including, but not limited to, shipping charges in relation to such non-conforming batch. If the Parties cannot agree on whether the batch of Product in question conforms to the Specifications, an independent qualified laboratory reasonably acceptable to both Parties, and at a cost equally shared by both Parties, shall analyze both Urology Company's and Columbia's samples of Product in question, and the definitive results of such laboratory shall be binding on the Parties. If the batch of Product in question is determined to be nonconforming, such nonconforming Product shall be held for Columbia's disposition, or shall be returned to Columbia, in each case at Columbia's expense, as directed by Columbia no later than fifteen (15) days following such determination. Columbia shall replace each nonconforming batch of Product, or the nonconforming portion thereof, with conforming Product as soon as reasonably practical after receipt of notice of rejection thereof. If the batch of Product in question is determined to be conforming and provided that the Certificate of Analysis did not indicate it to be nonconforming, such Product shall be returned to Urology Company at Urology Company's cost and expense.

7.9	All product supplied by Columbia to Urology Company under this Agreement shall be supplied with a minimum remaining shelf life of thirty (30) months.

8.	REGULATORY AND OTHER MATTERS

8.1
Except as may otherwise be agreed, Urology Company shall refer any significant complaints or reports of incidents which it or any of its Affiliates receives concerning the Product supplied by Columbia and affecting quality to Columbia within four (4) working days of Urology Company's receipt of the same, provided, that all complaints concerning suspected or actual Product tampering, contamination or mix‑up shall be delivered within one (1) working day of receipt of the same by Urology Company or any Affiliate or subcontractor of Urology Company. For the avoidance of doubt, to the extent that any such complaint amounts to or relates to an Adverse Reaction the pharmacovigilance provisions pursuant to Clause 8.2 shall apply in relation to such complaint: in the event of any inconsistency between the application of this Clause 8.1 and such pharmacovigilance provisions, the terms of such pharmacovigilance provisions shall prevail.

8.2
It is acknowledged that Urology Company shall be responsible for all safety reporting and all other pharmacovigilance activities relating to the Product in the Territory including all costs and expenses of third parties relating to safety reporting, medical information, and pharmacovigilance obligations in the Territory, as required by Applicable Laws. It is agreed that Urology Company shall be entitled to secure the services of any competent provider of pharmacovigilance services as it sees fit and to negotiate the fees for the provision of those services as it sees fit. Columbia will undertake commercially reasonable steps to transfer or terminate its agreement for the provision of pharmacovigilance from Fulcrum Pharma Europe Limited.

8.3
The Parties agree that the costs of recall shall be met as follows: if a recall arises due to any act or omission by Urology Company the cost of goods sold, distribution expenses and third-party recall expenses (collectively, the “Recall Costs”) shall be borne by Urology Company; if a recall arises due to any act or omission of Columbia then the Recall Costs shall be borne by Columbia. Urology Company shall maintain records of all sales of Product and customers sufficient for Urology Company (as appropriate) to adequately administer a recall for the period required by Applicable Law.

8.4
The Parties shall agree upon a technical agreement as required pursuant to Directive 2001/83, as amended by EU Directive 2004/27. In the event of any inconsistency between the terms of this Agreement and such technical agreement, the terms of this Agreement shall prevail.

8.5
In addition to the requirements of Clauses 8.1 and 8.3 and the items agreed under Clause 8.2, each Party agrees to keep the other Party informed, commencing within two (2) working days of notification of any action by, or notification or other information which it receives (directly or indirectly) from any Governmental Authority, that (a) raises any material concerns regarding the safety or efficacy of any Product, (b) indicates or suggests a potential material liability for either Party to third parties arising in connection with any Product, or (c) is reasonably likely to lead to a Recall of any Product.

8.6
Each Party shall keep the other Party regularly informed of and shall provide a copy of all material correspondence and communications with any Governmental Authority in the Territory concerning the manufacture, Specifications, quality or Packaging of the Product by it or its contract manufacturer or in relation to the Marketing Authorizations or other marketing authorizations sought by Urology Company and any variations to or renewal of the Marketing Authorizations or other marketing authorizations sought by Urology Company, or the SmPc and Patient Information Leaflet for the Product.

8.7
If a Party is advised by its legal advisers that it must communicate with any Governmental Authority in or having jurisdiction over the Territory on any matter the subject of Clauses 8.5 or 8.6, the Party shall so advise the other Party immediately and, unless prohibited by Applicable Law, shall provide in advance a copy of any proposed written communication with any such Governmental Authority and shall comply with any and all reasonable directions of the other Party concerning any meeting or written or oral communication with such Governmental Authority.

9.	WARRANTIES, INDEMNIFICATION; LIMITATION OF LIABILITY; AND INSURANCE

9.1	Each Party represents and warrants to the other Party that:

9.1.1
it has the corporate power and authority and the legal right to enter into this Agreement and that this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms. The execution, delivery and performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it;

9.1.2
such Party has not, and during the term of the Agreement will not, without the prior written consent of the other Party grant any rights to any third party that would conflict with the rights granted to the other Party hereunder;

9.1.3
in the case of Columbia it has the right to grant the license granted under Clause 2 and to enter into its other obligations under this Agreement and that it has taken any corporate action with Columbia Affiliates which is necessary for this to be the case and that it has the authority to act as agent for Columbia UK in the matters specified in this Agreement. Columbia further hereby warrants and undertakes that at the Effective Date that it has not assigned, licensed, mortgaged, charged or otherwise disposed of or encumbered the right, title or interest in the Columbia Patent Rights or the Trademarks and that it will not do so during the Term, that so far as it is aware the exercise by Urology Company of its rights hereunder shall not infringe the Patent Rights or Trademarks or other intellectual property rights of any third party, that the Columbia Patent Rights, the Trademarks and the Marketing Authorisations are in force and that all fees due as at the Effective Date to maintain the Columbia Patent Rights, the Trademarks and the Marketing Authorisations in force have been paid in full, and that there are no safety concerns relating to the Product (other than those disclosed in the MA) which Columbia is aware of;

9.1.4	it is a corporation duly organised, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated; and

9.1.5	the execution and delivery of this Agreement and the performance of such Party's obligations do not constitute a default or require any consent under any other contractual obligation of such Party.

9.2
Except as expressly set forth in this Agreement Columbia makes no warranties or representations, implied or express, with respect to the Product, including, without limitation, any implied warranty of merchantability or fitness for a particular purpose, use, performance, non-infringement or patentability and any such warranties are hereby expressly disclaimed.

9.3
Subject to the provisions of Clause 9.5 Columbia shall be responsible for and shall indemnify Urology Company and its directors, officers, servants and agents (collectively “the Urology Company Indemnified Party”) against any and all liability, loss, damage, cost and expense (including, but not limited to, legal costs) incurred or suffered by the Urology Company Indemnified Party as a result of

9.3.1
that part of any claim brought against a Urology Company Indemnified Party by a third party which arises as a result of any activities of Columbia, its Affiliates or contract manufacturers under or in relation to this Agreement being a claim that use of any Product(s) has caused death or bodily injury; or

9.3.2
that part of any claim brought against an Indemnified Party by a third party being a claim that Urology Company's exercise of its rights hereunder is an infringement of the Patent Rights or trademarks or other intellectual property rights of that third party; or

9.3.3	a breach of warranty by Columbia under Clause 9.1.
A Urology Company Indemnified Party that intends to claim indemnification under this Clause 9.3 shall promptly notify Columbia of any Third Party claim in respect of which the Urology Company Indemnified Party intends to claim that indemnification. The Urology Company Indemnified Party shall not compromise or settle the claim prior to any such notice. Columbia may assume and control the defence of any such Third Party claim, provided however, that a Urology Company Indemnified Party shall have the right to retain its own counsel at its own cost and expense, if representation of that Urology Company Indemnified Party by the counsel retained by Columbia would be inappropriate due to actual or potential differing interests between the Urology Company Indemnified Party and any other party represented by that counsel in the proceedings. The Urology Company Indemnified Party shall co-operate with Columbia and its legal representatives in the investigation of any matter covered by this indemnification.

9.4
Subject to the provisions of Clause 9.5, Urology Company shall be responsible for and shall indemnify Columbia and its Affiliates, directors, officers, servants and agents (collectively “the Columbia Indemnified Party”) against any and all liability, loss, damage, cost and expense (including, but not limited to, legal costs) incurred or suffered by the Columbia Indemnified Party

9.4.1
as a result of that part of any claim brought against Columbia or its Affiliates by a Third Party which arises as a result of a breach by Urology Company or its Affiliates, Distributors or agents of the terms of this Agreement or any other negligent act or omission of Urology Company or its Affiliates, Distributors or agents being a claim that use of any Products has caused death or bodily injury; or

9.4.2	as a result of a breach of warranty by Urology Company under Clause 9.1.
A Columbia Indemnified Party that intends to claim indemnification under this Clause 9.4 shall promptly notify Urology Company of any Third Party claim in respect of which the Columbia Indemnified Party intends to claim the indemnifications. The Columbia Indemnified Party shall not compromise or settle the claim prior to any such notice. Urology Company may assume and control the defence of any such Third Party claim, provided however, that a Columbia Indemnified Party shall have the right to retain its own counsel at its own cost and expense, if representation of that Columbia Indemnified Party by the counsel retained by Urology Company would be inappropriate due to actual or potential differing interests between the Columbia Indemnified Party and any other party represented by that counsel in the proceedings. The Columbia Indemnified Party shall co-operate with Urology Company and its legal representatives in the investigation of any matter covered by this indemnification.

9.5
Neither Party shall be liable to the other in contract, tort, negligence, breach of statutory duty or otherwise for any loss, damage, costs or expenses of any nature whatsoever incurred or suffered by the other or its Affiliates or Distributors:

9.5.1	of a direct nature where the same is a loss of turnover, profits, business or goodwill; or

9.5.2
an indirect or consequential or punitive nature, including, without limitation, any indirect or consequential economic loss or other indirect or consequential loss of turnover, profits, loss of enterprise value, business or goodwill or otherwise.

9.6
Columbia's liability under the indemnity contained in Clause 9.3 for any claims referred to in Clause 9.3.2 shall be limited to and shall not exceed an amount equivalent to the amounts paid by Urology Company to Columbia under this Agreement during the Term.

9.7
Columbia shall secure and maintain comprehensive general liability insurance with insurers having an AM Best rating within the top 2 categories at the time (at the date of this Agreement known as “superior” or “excellent”), including, without limitation, product liability, contractual liability, personal injury, and insurance against claims regarding the manufacture, delivery, storage, handling and use of Product under this Agreement, in such amounts as it customarily maintains for similar products and activities in accordance with prudent insurance practice, but in no event less than the US dollar equivalent of five million pounds sterling (GB£5,000,000) per occurrence and in the aggregate per year.

9.8
Urology Company shall secure and maintain comprehensive general liability insurance with insurers having an AM Best rating within the top 2 categories at the time (at the date of this Agreement known as “superior” or “excellent”) including, without limitation, product liability, contractual liability, personal injury, and insurance against claims regarding the delivery, storage and handling and use of Product under this Agreement, in such amounts as it customarily maintains for similar products and activities in accordance with prudent insurance practice, but in no event less than five million pounds sterling (GB£5,000,000) per occurrence and in the aggregate per year.

9.9
Each Party shall maintain such insurance described in Clauses 9.7 and 9.8 during the term of this Agreement and thereafter for so long as it customarily maintains insurance for itself for similar products and activities. Each Party shall note the interest of the other Party on such insurance and shall use commercially reasonable efforts to name the other Party as an additional insured on such insurance if this is also achievable by the other Party (and provided always that it has been confirmed that naming the other Party as an additional insured on a Party's insurance policy will not invalidate the insurance cover with respect to or otherwise prevent claims by one party against the other party under the relevant insurance policy). Each Party shall provide the other Party proof of such insurance upon request. Each Party shall cause such insurance policies to provide that the other Party shall be given at least thirty (30) days notice of any cancellation, termination or change in such insurance.

10.	CONFIDENTIALITY

10.1
The content of any information pertaining to the Product or their respective businesses that has been prior to the Effective Date or will be communicated by Urology Company to Columbia, on the one hand, or by Columbia to Urology Company, on the other hand, including without limitation, trade secrets, business methods and plans, and pricing, cost, manufacturing and customer information shall be treated by Columbia and Urology Company, respectively, and their respective Affiliates, officers, directors, employees, agents and representatives, as confidential information and shall not be disclosed to third parties or be used except in connection with the transactions and business set forth in this Agreement; provided, however, that such confidential information shall not be subject to the restrictions and prohibitions set forth in this Clause 10 to the extent that such confidential information:

10.1.1
is available to the public in public literature or otherwise, or after disclosure by one Party to the other becomes public knowledge through no default of the Party receiving such confidential information;

10.1.2
was (as evidenced in writing) known to the Party receiving such confidential information prior to the receipt of such confidential information by such Party, whether received before or after the date of this Agreement;

10.1.3	is obtained by the Party receiving such confidential information from a source free to disclose such information other than the Party supplying such confidential information;

10.1.4
is required to be disclosed pursuant to any order of a court having jurisdiction or any lawful action of a Governmental Authority having jurisdiction over the disclosing Party or court of competent jurisdiction but only to the extent such disclosure is so required;

provided, however that in the event of such an order or action, the Party ordered to disclose such confidential information shall give the other Party reasonably timely notice of the disclosure order in order to allow such Party to seek a protective order or such other appropriate relief with respect to the confidential information.

10.2	Each Party shall take all precautions as it normally takes with its own confidential information to prevent any improper disclosure of such confidential information to any independent third party.

10.3
No public announcements or other disclosure to third parties concerning the financial or other terms of this Agreement shall be made, whether directly or indirectly, by either Party to this Agreement, except as may be legally required or as may be required for recording purposes, without first obtaining the approval of the other Party and agreement upon the nature and text of such announcement or disclosure, with the exception that:

10.3.1
a Party may disclose the full terms of this Agreement to its investment bankers, lawyers, accountants and other professional advisors or a third party seeking to invest in, lend funds to, acquire or merge with or be acquired by such Party without the other Party's prior approval provided that such disclosure is made under terms of confidentiality whether express or implied; and

10.3.2
a Party may disclose the terms of this Agreement to any securities exchange or regulatory authority or government body to which either Party is subject or submits, wherever situated, including (without limitation) the US Securities and Exchange Commission, the UK Financial Services Authority, the London Stock Exchange, or the Panel on Take-overs and Mergers, whether or not the requirement has the force of law provided that it takes advantage of all provisions to keep confidential as many terms of this Agreement as possible.

10.4
In respect of those public announcements and disclosures not permitted by Clause 10.3 the Party desiring to make any such public announcement or other disclosure shall inform the other Party of the proposed announcements or disclosure in reasonably sufficient time prior to public release, and shall provide the other Party with a written copy thereof, in order to allow such Party to comment upon such announcement or disclosure, which comments shall be provided by such other Party within five (5) working days. The Parties shall jointly develop press releases and information materials that can be used by either Party for presentations to financial advisers and similar recipients.

11.	TERM
The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue until the date of expiration or lapse of the last to expire Columbia Patent Right in the Territory.

12.	TERMINATION

12.1
This Agreement may be terminated immediately upon written notice of termination given by either Urology Company on the one hand (in circumstances where either Columbia is in breach as specified in Clause 12.1.1 or Columbia satisfies the criteria of Clause 12.1.2) or Columbia on the other hand (where Urology Company satisfies the criteria below):

12.1.1
in the event that the other Party commits a material breach or default under this Agreement, which breach or default shall not be remedied within sixty (60) days after the receipt of written notice thereof by the person in breach or default provided always that:

12.1.1.1	in the case of a breach by Columbia under any of the manufacturing and supply obligations of this Agreement the remedy period shall be ninety (90) days; or

12.1.2	in the event that an Insolvency Event occurs in relation to such person.

12.1.3	in the event that Urology Company fails timely to transfer the Marketing Authorizations as contemplated in Clause 5.3, provided that Urology Company shall have ninety (90) days to cure such breach;

12.1.4
in the event that Urology Company fails to successfully gain Regulatory Approvals by December 31, 2012, for the Product in at least three (3) of the following countries: Germany, Sweden, Spain, or Netherlands provided that if Regulatory Approvals have been obtained in at least two (2) of those countries, Urology Company shall have until December 31, 2013 to cure such breach;

12.1.5	in the event that an Insolvency Event occurs in relation to such person. “Insolvency Event” shall mean, in relation to either Party, any one of the following:
12.1.5.1    a notice shall have been issued to convene a meeting for the purpose of passing a resolution to wind up that Party or such resolution shall have been passed other than a resolution for the solvent reconstruction or reorganisation of that Party; or

12.1.5.2
a resolution shall have been passed by that Party's directors to seek a winding up or an administration order or a petition for a winding up or administration order shall have been presented against that Party which, in the case of a petition presented against a Party, shall not have been appealed within 7 days of having been lodged or such an order shall have been made and shall have been dismissed within thirty (30) days thereafter; or

12.1.5.3	a receiver, administrative receiver, receiver and manager, interim receiver, custodian, sequestrator or similar officer is appointed in respect of that Party or over a substantial part of its assets or any third party takes steps to appoint such an officer in respect of that Party or an encumbrancer takes steps to enforce and enforces its security which shall not have been dismissed by a court of competent jurisdiction within thirty (30) days thereafter; or

12.1.5.4	a proposal for a voluntary arrangement shall have been made in relation to that Party under Part I Insolvency Act 1986; or

12.1.5.5
a step or event shall have been taken or arisen outside the United Kingdom which is similar or analogous to any of the steps or events listed at 12.1.5.1 through 12.1.5.4 above in the case of Columbia under the laws of Bermuda, which, in the case of a filing made against a Party, shall not have been appealed within 7 days of having been lodged or such an order shall have been made and dismissed within thirty (30) days thereafter; or

12.1.5.6
that Party takes any step (including, but not limited to, starting negotiations) with a view to readjustment, rescheduling or deferral of any part of that Party's indebtedness, or proposes or makes any general assignment, composition or arrangements with or for the benefit of all or some of that Party's creditors or makes or suspends or threatens to suspend making payments to all or some of that Party's creditors or the Party submits to any type of voluntary arrangement; or

12.1.5.7	where that Party is resident in the United Kingdom it is deemed to be unable to pay its debts within the meaning of Section 123 Insolvency Act 1986;

12.2
The obligations of Columbia in this Agreement for supply of Product to Urology Company shall terminate upon assignment by Columbia of the Mipharm Agreement with respect to the Territory to Urology Company, or termination of the Mipharm Agreement in the Territory.

12.3
Termination of this Agreement (whether under this Clause 12, upon expiration of the Term, or otherwise) shall be without prejudice to any rights of either Party against the other that may have accrued to the date of such termination.

12.4	Upon termination of this Agreement by Columbia pursuant to Clause 12.1:

12.4.1	Urology Company shall remit to Columbia any payments that are due and payable as of the date of expiration or termination;

12.4.2	Urology Company's rights and license under Clause 2 within the Territory shall terminate;

12.4.3	Urology Company will take all actions required to immediately transfer all Marketing

Authorizations and any other marketing authorizations sought by Urology Company to Columbia, including:

12.4.3.1
At Columbia's request, Urology Company shall execute an undated assignment to achieve this, which Columbia shall only have the right to date such that it is effective under the circumstances of this Clause;

12.4.3.2
Urology Company shall supply to Columbia a copy of all Marketing Authorizations and other marketing authorizations sought by Urology Company within 30 days of the date of termination and commensurate with Applicable Law. Urology Company shall transfer to Columbia or its nominee all marketing authorizations in the Territory, and Urology Company shall not following any such termination use such marketing authorizations. In the event that in any country of the Territory such a transfer is not possible, Urology Company shall ensure that Columbia has the benefit of the marketing authorization and to this end hereby grants to Columbia irrevocable permission to cross refer to any such marketing authorization when filing a marketing authorization for Product in its own name;

12.4.4	Columbia and Urology Company shall return to each other all confidential information supplied by one Party to the other, including, but not limited to, all copies and originals thereof;

12.4.5	Urology Company will have three (3) months from the date of expiration or termination to sell all existing stocks of Product inventory; and

12.4.6	The provisions of Clauses 9 and 10 shall continue to apply.

12.5	Upon termination of this Agreement by Urology Company pursuant to Clause 12.1:

12.5.1	the license granted to Urology Company under Clause 2.1 shall continue;

12.5.2
Urology Company shall have the right exercisable in its discretion to terminate its obligation to obtain its requirements of Product from Columbia under Clause 2.2 and the corresponding manufacturing and supply provisions of this Agreement set out in Clauses 4, 6 and 7 on giving 30 days written notice to Columbia.

12.5.3
Where Urology Company terminates the manufacture and supply arrangements Urology Company shall be free to contract for the manufacture and supply of Product with any contract manufacturer previously appointed by Columbia;

12.5.4	at its option, Columbia shall continue to prosecute, maintain and defend the Columbia Patent Rights as specified in Clause 2 or shall transfer to Urology Company the files and papers necessary for Urology Company to do so, following which Urology Company shall undertake such prosecution, maintenance and defence using its reasonable commercial judgement.

12.5.5	the provisions of Clauses 2.3 to 2.10 inclusive, 3, 8, 9, 10, 14, and 15 shall continue to apply.

12.6
Where termination of this Agreement arises as a result of Columbia terminating this Agreement pursuant to Clause 12.1, at Columbia's option, (i) Urology Company may have three (3) months from the date of expiration or termination to sell all existing stocks of Product inventory (including, without limitation, at Columbia's option, any Product ordered by Urology Company but not yet delivered by Columbia, which Columbia may obligate Urology Company to purchase), and/or (ii) Urology Company shall purchase any unused Packaging and Labelling held by Columbia or its contract manufacturer bearing Urology Company's name or trademarks.

13.	FORCE MAJEURE

13.1	The obligations of either Party hereunder shall be suspended during the time and to the extent that such Party is prevented from complying therewith due to Force Majeure.

13.2
As soon as possible after being affected by a Force Majeure circumstance, the Party so affected shall furnish to the other Party all particulars of the Force Majeure and the manner in which its performance is thereby prevented or delayed. The Party whose obligations hereunder have been suspended shall promptly and diligently pursue appropriate action to enable it to lift the Force Majeure situation, except that a Party shall not be obligated to settle any strike, lockout or other labor difficulty on terms contrary to its wishes.

14.	RECORD RETENTION

14.1
Columbia shall ensure that its contract manufacturer retains all production records of the processing and manufacture of the Product in accordance with all relevant guidelines and Applicable Laws in the Territory.

14.2	Urology Company shall retain all distribution and complaint records for the Product in accordance with all relevant guidelines and Applicable Laws in the Territory.

14.3	Retention of Records. All documentation, records, raw data, and specimens pertaining to this Agreement will be held for the length of time required under Applicable Law.

15.	GENERAL PROVISIONS

15.1
Independent Contractors. Urology Company and Columbia are independent of each other and nothing contained herein shall be construed to create a joint venture, partnership or similar relationship. Neither Party is authorized to, nor shall it, incur any liability whatsoever for or on behalf of the other Party.

15.2	Dispute Resolution; Consent to Jurisdiction. This Agreement shall be construed and interpreted in accordance with English law without regard to principles related to conflicts of laws. The Parties expressly agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to the interpretation and construction of this Agreement. The venue for any action, suit or proceeding shall be in the English Courts. No provision of, or the exercise of any rights under, this Agreement shall limit the right of the Parties to obtain, apply for, or resort to court ordered injunctive relief. Urology Company and Columbia each further irrevocably consent to the service of any complaint, summons, notice or other process by delivery thereof to it by any manner in which notices may be given pursuant to this Agreement.

15.3	Notices.

15.3.1
Any notice or other communication given pursuant to or made under or in connection with the matters contemplated by this Agreement shall be in writing in the English language and shall be delivered by hand or by courier or shall be sent by recorded delivery to the address of the recipient set out in Exhibit C or as specified by the recipient from time to time in writing. Notices sent by hand or by courier shall require a written receipt of delivery. Notices sent by fax or email shall not be valid of themselves and must be confirmed in hard copy form by hand or by recorded delivery.

15.3.2	Any notice given pursuant to this Clause shall be deemed to have been received:

15.3.2.1	if delivered by hand or by courier, at the time of delivery as evidenced in the receipt of delivery; or

15.3.2.2	if sent by recorded delivery, at the time of delivery.

15.4
Assignment. This Agreement shall not be assignable by either Party without the written consent of the other Party such consent not to be unreasonably withheld or delayed, provided however that either Party may assign this Agreement to any Affiliate or to a corporation with which such Party may merge or consolidate, or to which it may transfer all or substantially all of its assets to which this Agreement relates, subject to obtaining a direct deed of undertaking from such corporation to be bound by all the terms of this Agreement.

15.5
Amendment and Waiver. This Agreement (including, but not limited to, the Exhibits hereto) may be amended, modified, superseded or cancelled, and any other of the terms or conditions hereof may be modified, only by a written instrument executed by both Parties hereto or, in the case of a waiver, by the Party waiving compliance. Failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same, and no waiver of any nature, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or considered as a further or continuing waiver of any other provision of this Agreement.

15.6	Severability. In the event that any one or more of the agreements, provisions or terms contained herein shall be declared invalid, illegal or unenforceable in any respect, the validity of the remaining agreements, provisions of terms contained herein shall in no way be affected, prejudiced or invalidated thereby.

15.7
Entire Agreement. This Agreement, together with the Exhibits hereto, contains the entire agreement between the Parties hereto and supersedes all prior agreements between them with respect to the subject matter hereof. However nothing in this Agreement is intended or shall operate so as to exclude or limit the liability of either Party for fraud or fraudulent misrepresentation.

15.8	Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15.9	Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

THE UROLOGY COMPANY LIMITED	COLUMBIA LABORATORIES (BERMUDA), LTD.
By: /S/ J. R. Openshaw                By: /S/ Frank C. Condella, Jr.

Name: J. R. Openshaw                Name: Frank C. Condella, Jr.

Title: Chief Financial Officer                Title: President

EXHIBIT A
PATENTS AND APPLICATIONS

Patent No.	Title	Country	Current Status	Expiration Date
1,105,104	EXTENDED RELEASE BUCCAL BIOADHESIVE TABLET	UNITED KINGDOM	ISSUED	8/24/2019
2/8/69927694	EXTENDED RELEASE BUCCAL BIOADHESIVE TABLET	GERMANY	ISSUED	8/24/2019
1,105,104	EXTENDED RELEASE BUCCAL BIOADHESIVE TABLET	FRANCE	ISSUED	8/24/2019
1,105,104	EXTENDED RELEASE BUCCAL BIOADHESIVE TABLET	SWITZERLAND	ISSUED	8/24/2019
1,105,104	EXTENDED RELEASE BUCCAL BIOADHESIVE TABLET	AUSTRIA	ISSUED	8/24/2019
1,105,104	EXTENDED RELEASE BUCCAL BIOADHESIVE TABLET	SPAIN	ISSUED	8/24/2019
1,105,104	EXTENDED RELEASE BUCCAL BIOADHESIVE TABLET	SWEDEN	ISSUED	8/24/2019
1,105,104	EXTENDED RELEASE BUCCAL BIOADHESIVE TABLET	DENMARK	ISSUED	8/24/2019
1,105,104	EXTENDED RELEASE BUCCAL BIOADHESIVE TABLET	NETHERLANDS	ISSUED	8/24/2019
1,105,104	EXTENDED RELEASE BUCCAL BIOADHESIVE TABLET	BELGIUM	ISSUED	8/24/2019
1,105,104	EXTENDED RELEASE BUCCAL BIOADHESIVE TABLET	ITALY	ISSUED	8/24/2019
1,105,104	EXTENDED RELEASE BUCCAL BIOADHESIVE TABLET	IRELAND	ISSUED	8/24/2019
1,105,104	EXTENDED RELEASE BUCCAL BIOADHESIVE TABLET	PORTUGAL	ISSUED	8/24/2019
1,105,104	EXTENDED RELEASE BUCCAL BIOADHESIVE TABLET	MONACO	ISSUED	8/24/2019
3,055,843	EXTENDED RELEASE BUCCAL BIOADHESIVE TABLET	GREECE	ISSUED	8/24/2019
	EXTENDED RELEASE BUCCAL BIOADHESIVE TABLET	NORWAY	PENDING	8/24/2019
1,105,104	EXTENDED RELEASE BUCCAL BIOADHESIVE TABLET	FINLAND	ISSUED	8/24/2019
1,105,104	EXTENDED RELEASE BUCCAL BIOADHESIVE TABLET	Cyprus	ISSUED	8/24/2019
1,105,104	EXTENDED RELEASE BUCCAL BIOADHESIVE TABLET	LUXEMBOURG	ISSUED	8/24/2019
226,591	EXTENDED RELEASE BUCCAL BIOADHESIVE TABLET	HUNGARY	ISSUED	8/24/2019

Exhibit B
COST OF GOODS AND CONSIDERATION

COST OF GOODS
The Cost of Goods shall be Columbia's direct cost for Product under the Mipharm Agreement, as such cost may vary from time to time, if any.
CONSIDERATION
In consideration of the rights granted herein,

a)
Urology Company shall pay Columbia a royalty equal to twenty percent (20%) of Net Sales of the Product in the Territory by Urology Company or its Affiliates, as such sales relate to Product purchased on or after the Effective Date; and

b)
If Urology Company or its Affiliates Commercialize the Product in a country in the Territory through a Distributor, Columbia and Urology Company shall share Gross Profits arising from the Commercialization of such Product in such country with Urology Company entitled to eighty percent (80%) and Columbia entitled to twenty percent (20%) of such Gross Profits;

c)
Urology Company will pay Columbia twenty percent (20%) of all other consideration received from Distributors or third parties in the Territory, including, but not limited to, all milestones, one-time payments, signing fees, and equity. Notwithstanding the foregoing, reimbursement from such Distributors or third parties relating to regulatory filing and approval costs, shall be excluded from such calculation.

EXHIBIT C
NAMES AND ADDRESSES FOR NOTICES

If to Columbia Laboratories (Bermuda), Ltd.,

Columbia Laboratories (Bermuda), Ltd.
P.O. Box HM 1179
Cedar House
41 Cedar Avenue
Hamilton HM 12
Bermuda
Attention: Secretary
Tel: (441) 295-2244
Fax: (441) 292-8666
(441) 295-5328

With copy to:

Columbia Laboratories, Inc.
354 Eisenhower Avenue
Livingston, New Jersey 07039
Attention: General Counsel
Tel: (973) 994-3999
Fax: (973) 994-3001

If to The Urology Company:

4th Floor
233 High Holburn
London
WC1V 7DN